NEWS   FROM   Petroleum Development Corporation

FOR IMMEDIATE RELEASE:  March 17, 2008
CONTACT: Celesta Miracle - (304) 842-3597 ~  http://www.petd.com

Petroleum Development Corporation Announces 2007 Results;
Increases Reserves 112%, Production 65%
Extends 2007 Form 10-K Due Date

Bridgeport, West Virginia, March 17, 2008: Petroleum Development Corporation (NASDAQ GSM:PETD) today reported fourth quarter net income of $8.2 million or $0.55 per diluted share and for the year ended December 31, 2007, the company’s net income was $33.2 million or $2.24 per diluted share. The comparable numbers for 2006 were fourth quarter net income of $8.0 million or $0.54 per diluted share and for the year 2006, the company reported net income of $237.8 million or $15.11 per diluted share.  The 2006 results included profits from the $328 million gain on sale of lease rights in the Piceance Basin.  Adjusted cash flow from operations (a non-GAAP measure defined as cash flow from operations before changes in assets and liabilities, see pages 2 and 8 for more information) increased to $27.4 million in the fourth quarter from $(3.3) million in 2006.  Adjusted cash flow from operations was $95.6 million for the year ended 2007, compared to $29.8 million for the year ended in 2006.

Year-end 2007 reflects record oil and gas production and sales revenue.  Total production for 2007 was 28.0 Bcfe compared to 16.9 Bcfe for 2006, a 65.0% increase.  Each of the Company’s three operating areas contributed to the Company’s growth. Oil and natural gas sales from the Company's producing properties for 2007, were up 52.1% to $175.2 million compared to $115.2 million for the prior year, an increase of $60.0 million.

The Company also announced that it has filed a Form 12b-25 with the Securities and Exchange Commission requesting an automatic 15 day filing extension for the 2007 Form 10-K.  The Company is currently awaiting an SEC reply to its response to an SEC question relating to its Form 10-K for the year ended December 31, 2006.  The issue is whether the Company’s partnership drilling activities should be reported on a gross or net basis, and would have no impact on the results reported here.

The Company also finished 2007 at a record-setting pace for new development by adding 349 gross wells compared to 231 wells in 2006.  The Company drilled 338 development wells and 11 exploratory wells.  Eleven of the development wells and seven of the exploratory wells were dry holes.  Three remaining exploratory wells are pending final determination.  This active drilling program, combined with production from acquisitions made with proceeds from the 2006 lease sale, are the driving force behind the dramatic production increases in 2007.

Comparative Results	Three Months Ended		Year Ended
(In thousands, except per share amounts)	December 31,		December 31,
	(unaudited)		(unaudited)
	2007	2006	2007		2006
Income from Operations	$17,519	$11,358	$60,807		$381,802	(1)
Net income	$8,198	$7,963	$33,209	(1)	$237,772	(1)
Basic earnings per common share	$0.56	$0.54	$2.25	(1)	$15.18	(1)
Diluted earnings per common share	$0.55	$0.54	$2.24	(1)	$15.11	(1)

 (1)Includes profits from sales of leaseholds

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“Our 2007 results demonstrate the successful reinvestment of proceeds from the 2006 lease sale and our low-risk development drilling program,” said Steven R. Williams, PDC’s Chairman and CEO.  We have a deep inventory of prospects in these same areas that should enable us to further develop Company reserves and production at rates in excess of most of our industry competitors.  A successful drilling program and optimizing our success in reinvesting the lease sale proceeds back into our business are the primary ways we will continue to increase shareholder value,” added Williams.

Financial Results

Net income for the year ended 2007, declined significantly compared to the respective 2006 annual results due to the $328 million pretax gain associated with the July 2006 sale of leasehold to an unrelated party.  The 2007 year-end income includes a $33.3 million pretax gain on sales of leasehold recorded in May 2007.  The Company experienced a 7.9% reduction in realized pricing for its oil and natural gas production from 2006 to 2007, which adversely impacted results. The Company’s exploratory expense increased from $8.1 million in 2006 to $23.6 million in 2007. As a result, net income for 2007 was $33.2 million which includes $2.8 million of oil and gas price risk management net gain, compared to 2006 net income of $237.8 million including a $9.1 million oil and gas price risk management net gain.  Depreciation, depletion and amortization for the fourth quarter increased to $20.0 million from $11.2 million in 2006 due to the higher production, increased investment, and increased leasehold acquisition costs.  Adjusted cash flow from operations (defined as cash flow from operations before changes in assets and liabilities, a non-GAAP measure) increased to $95.6 million for the year ended 2007 compared to $29.8 million in 2006.  Fourth quarter adjusted cash flow from operations increased to $27.4 million from $(3.3) million for the fourth quarter of 2006.  EBITDA (defined as net income, plus interest (net), income taxes and DD&A, a non-GAAP measure) decreased from $415.5 million in 2006 to $131.7 million in 2007.  The significant decline from 2006 to 2007 is due to the gain from the leasehold sale included in the 2006 data.  The fourth quarter 2007 EBITDA was $37.5 million and increase of 65.99% over the fourth quarter 2006 EBITDA of $22.6 million.  The following tables show the calculation of adjusted cash flow from operations and EBITDA for the fourth quarters and the year ended 2007 and 2006:

Reconciliation of Adjusted Cash Flow from Operations (a non-GAAP measure) (In thousands)
See Page 8 for explanation.

	Three Months Ended		Year Ended
	December 31,		December 31,
	(unaudited)
	2007	2006	2007	2006

Net Cash provided by Operating Activities	$93,104	$78,701	$60,304	$67,390
Changes in Assets and Liabilities Related to Operations	(65,681)	(81,996)	35,322	(37,554)
Adjusted Cash Flow from Operations	$27,423	$(3,295)	$95,626	$29,836

Reconciliation of EBITDA (a non-GAAP measure) (In thousands)
See Page 8 for explanation.

	Three Months Ended		Year Ended
	December 31,		December 31,
	(unaudited)
	2007	2006	2007	2006
Net Income	$8,198	$7,963	$33,209	$237,772
Interest, net	3,851	(2,545)	6,617	(5,607)
Income Taxes	5,470	5,940	20,981	149,637
Depreciation	19,987	11,243	70,844	33,735
EBITDA	$37,506	$22,601	$131,651	$415,537

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Operations

The focus of 2007 operations was on integrating and exploiting the acquisitions made with the proceeds from the 2006 lease sale, and continuing exploitation of the Company’s lease position in its Rocky Mountain Region. We focus our exploration, development and acquisition efforts in four geographic regions:

Rocky Mountain Region: The Rocky Mountain Region includes our Colorado and North Dakota operations.  The region is further divided into four operating areas; (1) Grand Valley Field, (2) Wattenberg Field, (3) NECO area and (4) North Dakota area.  The Rocky Mountain Region includes approximately 310,000 gross acres of leasehold and approximately 2,117 oil and natural gas wells in which we own an interest (approximately 99% are operated by us).

Grand Valley Field, Piceance Basin, Garfield County, Colorado.  We currently own an interest in 225 gross, 102.9 net, oil and natural gas wells.  Our leasehold position encompasses approximately 7,800 gross acres with approximately 3,900 net undeveloped acres remaining for development as of December 31, 2007.  We drilled 53 gross, 41.7 net, wells in the area in 2007 and produced approximately 8.2 Bcfe net to our interests.  Development wells drilled in the area range from 7,000 to 9,500 feet in depth and the majority of wells are drilled directionally from multi-well pads ranging from two to eight or more wells per drilling pad.  The primary target in the area is gas reserves, developed from multiple sandstone reservoirs in the Mesaverde Williams Fork formation.  Well spacing is approximately ten acres per well.

Wattenberg Field, DJ Basin, Weld and Adams Counties, Colorado.  We currently own an interest in 1,242 gross, 747.6 net, oil and natural gas wells.  Our leasehold position encompasses approximately 65,000 gross acres with approximately 13,100 net undeveloped acres remaining for development as of December 31, 2007.  We drilled 158 gross, 106.1 net, wells in the area in 2007 and produced approximately 11.1 Bcfe net to our interests.  Wells drilled in the area range from approximately 7,000 to 8,000 feet in depth and generally target oil and gas reserves in the Niobrara, Codell and J Sand reservoirs.  Well spacing ranges from 20 to 40 acres per well.  Operations in the area, in addition to the drilling of new development wells, includes the refrac of Codell and Niobrara reservoirs in existing wellbores whereby the Codell sandstone reservoir is re-stimulated or fraced a second time and/or initial completion attempts are made in the slightly shallower Niobrara carbonate reservoir.

NECO area, DJ Basin, Yuma County Colorado and Cheyenne County, Kansas.  We currently own an interest in 586 gross, 383.3 net, oil and natural gas wells.  Our leasehold position encompasses approximately 104,500 gross acres with approximately 55,300 net undeveloped acres remaining for development as of December 31, 2007.  We drilled 123 gross, 115.0 net, wells in the area in 2007 and produced approximately 3.6 Bcfe net to our interests.  Wells drilled in the area range from approximately 1,500 to 3,000 feet in depth and target gas reserves in the shallow Niobrara reservoir.  Well spacing is approximately 40 acres per well.  New drilling operations range from exploratory wells to test undrilled, seismically defined, structural features at the Niobrara horizon to development wells targeting known reserves in existing identified features.

North Dakota, Burke County.  We currently own an interest in 13 gross, 4.6 net, oil and natural gas wells.  We divested the majority of our Bakken project acreage in late 2007.  Our remaining leasehold encompasses two project areas in Burke County and encompasses approximately 101,300 gross acres with approximately 60,000 net undeveloped acres remaining for development as of December 31, 2007.  The eastern area acreage is prospective for development of oil and gas reserves in the Nesson Formation.  Nesson development wells are approximately 6,000 feet in depth with single or multiple horizontal legs to 4,000 feet or more in length for a measured length of 10,000 feet or more per leg.  The westernmost acreage block is undeveloped and includes approximately 22,746 gross and 18,607 net acres.  The western project targets exploratory horizontal drilling to the Midale/Nesson Formation at depths of approximately 6,800 feet with a lateral leg component of up to 6,100.  We drilled 3 gross, 1.6 net wells

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Operations (continued)

Appalachian Basin: The Appalachian Basin includes our West Virginia and Pennsylvania operations.  We own an interest in approximately 2,027 gross, 1,501.6 net, oil and natural gas wells in West Virginia and Pennsylvania.  We drilled 8 gross/net wells in the area in 2007 and produced approximately 2.7 Bcfe net to our interests.  The majority of the West Virginia leasehold is developed on approximately 40 acre spacing.  We are currently evaluating the results of an infill drilling project on a limited portion of our developed leasehold.  Wells located in this area are approximately 4,500 feet deep and target predominantly gas reserves in Devonian and Mississippian aged tight sandstone reservoirs.  The majority of our 10,000 net undeveloped acres was acquired through our Castle acquisition in October 2007.  Development wells in this area target similar Devonian aged sands as in West Virginia, at depths ranging from 3,000 to 4,500 feet.

    Michigan Basin: We began operations in the Michigan Basin in 1997 with the bulk of drilling activity occurring prior to 2002.  We own an interest in approximately 209 gross, 145.6 net, oil and natural gas wells that produced 1.7 Bcfe net to our interest in 2007.  Wells in the area range from 1,000 to 2,500 feet in depth and produce gas from the Antrim Shale.  We drilled 3 gross, net wells in 2007.

    Fort Worth Basin, Erath County, Texas:  We have an interest in approximately 10,800 gross, 8,900 net acres, in northeastern Erath County.  The leasehold acreage is prospective for the development of oil and natural gas reserves in the Barnett Shale formation at depths of approximately 5,000 feet.  Development is typically with a horizontal component of approximately 3,000 feet or more, resulting in an approximate measured length of up to 8,000 feet or more in this area.  As of December 31, 2007, we have drilled one exploratory Barnett well to total depth.  The exploratory well was pending determination at December 31, 2007. Completion operations have not commenced as we are awaiting the completion of a third party gas gathering infrastructure.

Drilling Activity

The Company’s drilling activities continue to be focused in its Rocky Mountain Region. The Company drilled 349 wells during 2007, representing an increase of 51% over the prior year.  In addition to the drilling of the new wells, the Company recompleted 165 wells in 2007 compared to 43 recompletions in 2006.

Gross Wells Drilled

	Year Ended
	December 31, 2007
Area	Productive	In Process	Dry	Total
Wattenberg	108	46	4	158
Grand Valley/Piceance	40	12	1	53
NECO	69	43	11	123
Michigan	2	1	0	3
Appalachian	7	1	0	8
North Dakota	1	0	2	3
Fort Worth Basin	0	1	0	1
Total	227	104	18	349

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Net Wells Drilled

	Year Ended
	December 31, 2007
Area	Productive	In Process	Dry	Total
Wattenberg	54.4	50.2	1.5	106.1
Grand Valley/Piceance	25.1	16.2	0.4	41.7
NECO	62.0	42.0	11.0	115.0
Michigan	2.0	1.0	0.0	3.0
Appalachian	7.0	1.0	0.0	8.0
North Dakota	0.2	0.0	1.4	1.6
Fort Worth Basin	0.0	1.0	0.0	1.0
Total	150.7	111.4	14.2	276.4

Oil and Gas Sales and Production

Production for the year ended December 31, 2007, increased 65.0% above volumes for the same period in 2006.  Oil and natural gas sales from the Company's producing properties for 2007, were up 52.1% to $175.2 million compared to $115.2 million for the prior year, an increase of $60.0 million.  The sales increase was related to increased volumes, primarily due to the Company’s acquisitions from the fourth quarter 2006 and first quarter 2007, and was partially offset by lower average natural gas and oil sales prices.  The following table summarizes the production by area of operation as well as the average sales price for the years 2007 and 2006, excluding derivative gains or losses.

	Twelve Months Ended December 31,		Change
	2007	2006	Amount	Percent
Natural Gas (Mcf)
Appalachian Basin	2,711,300	1,451,729	1,259,571	86.8%
Michigan Basin	1,678,155	1,399,852	278,303	19.9%
Rocky Mountains	18,123,852	10,309,203	7,814,649	75.8%
Total	22,513,307	13,160,784	9,352,523	71.1%

Average Sales Price	$ 5.30	$ 5.91	$ (0.62)	(10.4)%

Oil (Bbls)
Appalachian Basin	5,490	1,837	3,653	198.9%
Michigan Basin	4,301	4,439	(138)	(3.1)%
Rocky Mountains	900,261	625,119	275,142	44.0%
Total	910,052	631,395	278,657	44.1%

Average Sales Price	$ 61.56	$ 59.33	$ 2.23	3.8%

Natural Gas Equivalents (Mcfe)*
Appalachian Basin	2,744,240	1,462,751	1,281,489	87.6%
Michigan Basin	1,703,961	1,426,486	277,475	19.5%
Rocky Mountains	23,525,417	14,059,917	9,465,500	67.3%
Total	27,973,618	16,949,154	11,024,464	65.0%

Average Sales Price	$ 6.26	$ 6.80	$ (0.54)	(7.9)%
*One barrel of oil is equal to the energy equivalent of six Mcf of natural gas.

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With the drop in October 2007 Rocky Mountain natural gas prices, we curtailed our production in the Piceance and NECO areas of operations for October 2007.  Total net curtailment was approximately 350,000 Mcf for the month of October 2007.  We ceased the curtailment and returned production to normal levels in November 2007 due to an increase in the November 2007 prices.

Current Hedging of Commodity Transactions

Because of the uncertainty surrounding natural gas and oil prices, we have used various derivative instruments to manage some of the effect of fluctuations in prices.  Through December 2010, we have in place a series of floors and ceilings, or “collars”, on a portion of the natural gas and oil production.  Under the arrangements, if the applicable index rises above the ceiling price, we pay the counterparty; however, if the index drops below the floor, the counterparty pays us.  Through February 2011, we have fixed price swaps in place on a small portion of our natural gas production.  During the three months ended December 31, 2007, our average monthly natural gas and oil volumes sold were 2.3 Bcf and 81,100 Bbls.

The following table sets forth our derivative positions in effect as of December 31, 2007, and includes positions entered into subsequently through March 3, 2008, on our share of production by area.  The table does not include positions related to RNG or derivative contracts we entered into on behalf of our affiliated partnerships.

		Floors		Ceilings		Swaps (Fixed Prices)
		Monthly
		Quantity		Monthly		Monthly
		Gas-MMbtu	Contract	Quantity	Contract	Volume
		Oil-Bbls	Price	MMbtu	Price	MMbtu/Bbls	Price
Month Set	Months Covered
Colorado Interstate Gas (CIG) Based Hedges (Grand Valley Field, Piceance Basin)
Dec-06	Jan 08 – Mar 08	247,700	$5.25	-	$ -	-	$ -
Jan-07	Jan 08 – Mar 08	247,700	5.25	247,700	9.80	-	-
Feb-08	April 08 – Oct 08	-	-	-	-	488,900	7.05
Jan-08	April 08 – Oct 08	-	-	-	-	410,700	6.54
Jan-08	Jan 08 - Mar 09	371,600	6.50	371,600	10.15	-	-
Feb-08	Jan 08 - Mar 09	221,650	7.00	221,650	9.70	-	-
Feb-08	Jan 08 - Mar 09	-	-	-	-	221,650	8.18
Jan-08	April 09 - Oct 09	371,600	5.75	371,600	8.75	-	-
Mar-08	April 09 - Oct 09	365,050	5.75	365,050	9.05	-	-
NYMEX Based Hedges - (Appalachian and Michigan Basins)
Dec-06	Jan 08 – Mar 08	123,100	7.00	-	-	-	-
Jan-07	Jan 08 – Mar 08	123,100	7.00	123,100	13.70	-	-
Feb-08	April 08 – Oct 08	-	-	-	-	123,100	8.33
Feb-08	April 08 – Oct 08	-	-	-	-	123,100	8.58
Jan-08	Nov 08 - Mar 09	123,100	9.00	123,100	11.32	-	-
Feb-08	Nov 08 - Mar 09	72,400	8.40	72,400	13.05	-	-
Feb-08	Nov 08 - Mar 09	-	-	-	-	72,400	9.62
Jan-08	April 09 - Oct 09	123,100	6.75	123,100	12.45	-	-
Mar-08	April 09 - Oct 09	123,100	7.50	123,100	13.25	-	-
Feb-08	Mar 08 - Feb 11	-	-	-	-	90,000	8.62

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		Floors		Ceilings		Swaps (Fixed Prices)
		Monthly
		Quantity		Monthly		Monthly
		Gas-MMbtu	Contract	Quantity	Contract	Volume
		Oil-Bbls	Price	MMbtu	Price	MMbtu/Bbls	Price
Month Set	Months Covered
Panhandle Based Hedges (NECO)
Dec-06	Jan 08 – Mar 08	70,000	5.75	-	-	-	-
Jan-07	Jan 08 – Mar 08	90,000	6.00	90,000	11.25	-	-
Feb-08	April 08 – Oct 08	-	-	-	-	180,000	7.45
Jan-08	April 08 – Oct 08	-	-	-	-	120,000	6.80
Jan-08	Nov 08 - Mar 09	110,000	6.75	110,000	10.05	-	-
Feb-08	Nov 08 - Mar 09	80,000	7.25	80,000	10.05	-	-
Feb-08	Nov 08 - Mar 09	-	-	-	-	80,000	8.44
Jan-08	April 09 - Oct 09	110,000	6.00	110,000	9.70	-	-
Mar-08	April 09 - Oct 09	130,000	6.25	130,000	11.75	-	-
Colorado Interstate Gas (CIG) Based Hedges (Wattenberg)
Jan-07	Jan 08 – Mar 08	123,650	5.25	123,650	9.80	-	-
Feb-08	April 08 - Oct 08	-	-	-	-	314,750	7.05
Jan-08	April 08 - Oct 08	-	-	-	-	207,350	6.54
Jan-08	Nov 08 - Mar 09	237,350	6.50	237,350	10.15	-	-
Feb-08	Nov 08 - Mar 09	131,150	7.00	131,150	9.70	-	-
Feb-08	Nov 08 - Mar 09	-	-	-	-	131,150	8.18
Jan-08	April 09 - Oct 09	237,350	5.75	237,350	8.75	-	-
Mar-08	April 09 - Oct 09	214,850	5.75	214,850	9.05	-	-
Oil – NYMEX Based (Wattenberg/North Dakota)
Oct-07	Jan 08 – Dec 08	-	-	-	-	25,900	84.20
Jan-08	Jan 09 - Dec 09	-	-	-	-	16,150	84.90
Jan-08	Jan 09 - Dec 09	-	-	-	-	16,150	85.40
Jan-08	Jan 10 - Dec 10	16,150	70.00	16,150	102.25	-	-
Jan-08	Jan 10 - Dec 10	16,150	70.00	16,150	103.00	-	-

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Non-GAAP Financial Measures (unaudited)

This release refers to "Adjusted cash flow from operations" and “EBITDA” both of which are non-GAAP financial measures.  Adjusted cash flow from operations is the cash flow earned or incurred from operating activities without regard to the collection or payment of associated receivables or payables. The Company believes it is important to consider Adjusted cash flow from operations separately, as the Company believes it can often be a better way to discuss changes in operating trends in its business caused by changes in production, prices, operating costs, and related operational factors, without regard to whether the earned or incurred item was collected or paid during that year.  The Company also uses this measure because the collection of its receivables or payment of its obligations has not been a significant issue for the Company's business, but merely a timing issue from one period to the next, with fluctuations generally caused by significant changes in commodity prices. EBITDA is a non-GAAP measure calculated by adding net income, interest (net), income taxes, and depreciation, depletion and amortization for the period. Management believes EBITDA is relevant because it is a measure of cash available to fund the Company’s capital expenditures and service its debt and is a widely used industry metric which allows comparability of our results with our peers. Adjusted cash flow from operations and EBITDA are not measures of financial performance under GAAP and should be considered in addition to, not as a substitute for, cash flows from operations, investing, or financing activities, nor as a liquidity measure or indicator of cash flows reported in accordance with U.S. GAAP.

2008 Outlook

Increasing shareholder value through increased reserves, production and cash flow is the primary focus of the Company’s operating efforts.   We expect 2008 to continue the trend of increasing production with the addition of new wells. The foundation of our 2008 strategy is continued development drilling in the Company’s three core Colorado projects -- Grand Valley field, Wattenberg field and NECO (northeast Colorado).  Due to the impact of weather and our well completion schedule, we expect production in the first six months of 2008 to be relatively flat, with significant increases when winter weather subsides, allowing completion activities on top of the mesa in Grand Valley field.  We expect total production for the year of about 38 Bcfe, which would be a 36% increase from 2007 production. We also plan to complete our first two Barnett Shale wells in Texas during the second quarter of 2008.

So far in 2008, energy prices have been at very high levels, and the Company has added to its derivative positions several times to lock in the positive impact of the strong energy market. Rocky Mountain area natural gas prices were substantially lower than other regions of the country in the last half of 2007. This resulted from local oversupply in the region, and insufficient pipeline capacity to move natural gas to other markets. This pricing situation, which affected almost 40% of the Company’s production on an energy equivalent basis (Mcfe), substantially improved when the Rockies Express Pipeline was placed into service in December of 2007. When fully completed in 2009, this new pipeline is planned to move 1.8 Bcfe per day from the Rocky Mountain area to the Midwest United States, providing additional market access for Rocky Mountain producers. Since the start-up of the new line, the Company has seen improved prices relative to other market areas, and the increased capacity will allow us to continue our development efforts in the area.  We continue to expect the Rocky Mountain region to be our primary growth driver for the remainder of 2008.

Adequate capital is a key to our continuing efforts to increase the value of the Company.  Increasing production in combination with the strong energy market will have a positive impact on cash flow from operations in the first quarter and beyond.  In February, the Company further strengthened its liquidity though a $203 million bond offering. This capital will ensure that the Company has adequate funds to execute its 2008 business plan, and makes capital available to take advantage of possible acquisitions or other opportunities.

The Company anticipates continuing a very active development drilling schedule in 2008, approximately 360 gross (330 net) wells. The new wells, many of which are being drilled on property obtained through the like-kind exchange purchases made in 2006 and 2007, are expected to provide the additional production required to reach the 2008 production target and to allow us to continue to grow production and proved reserves in coming years as well.

Continuing development of the technical capabilities and accounting processes, including a new information system that has gone “live” in the first quarter of 2008, will result in a continuation of the higher level of G&A expense in 2008.  However through higher production the Company projects a decrease in G&A per Mcfe in the coming year. These improved systems, processes and an expanded staff will help the Company meet its reporting obligations in a timely and accurate fashion.

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Fourth Quarter 2007 Earnings Conference Call

The Company will host a conference call with investors to discuss fourth quarter and year-end 2007 results. The Company invites you to join Steven R. Williams, Chairman and CEO, and Richard W. McCullough, Vice Chair and President, for a conference call on Wednesday, March 19, 2008, for a discussion of the results.

What:      Petroleum Development Corporation 2007 Earnings Conference Call`

When:     Wednesday, March 19, 2008, at 1:00 p.m.. Eastern Time

Where:    www.petd.com

How:       Log on to the web address above or call (877) 407-8031
Replay Number:  877-660-6853   Account #: 286    Conference ID #:  276900
(Replay will be available approximately one hour after the conclusion of the call)

Contact:  Celesta Miracle, Petroleum Development Corporation, (800) 624-3821 E-mail: petd@petd.com

About Petroleum Development Corporation

Petroleum Development Corporation (www.petd.com) is an independent energy company engaged in the development,production and marketing of natural gas and oil. Its operations are focused in the Rocky Mountains with additional operations inthe Appalachian Basin and Michigan. PDC is included in the S&P SmallCap 600 Index and the Russell 3000 Index of
Companies.

Forward-Looking Statements
Certain matters discussed within this press release are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995.  All statements other than statements of historical fact included herein are forward-looking statements.  Although PDC believes the expectations reflected in such forward-looking statements are based on reasonable assumptions, it can give no assurance that its expectations will be attained. Factors that could cause actual results to differ materially from expectations include financial performance, oil and gas prices, drilling results, regulatory changes, changes in federal or state tax policy, changes in local or national economic conditions and other risks detailed from time to time in PDC's reports filed with the Securities and Exchange Commission, including quarterly reports on Form 10-Q, current reports on Form 8-K and annual reports on Form 10-K.

The SEC permits oil and gas companies to disclose in their filings with the SEC only proved reserves, which are reserve estimates that geological and engineering data demonstrate with reasonable certainty to be recoverable in future years from known reservoirs under existing economic and operating conditions. The Company uses in this presentation the terms “probable” and “possible” reserves, which SEC guidelines prohibit in filings of U.S. registrants. Probable reserves are unproved reserves that are more likely than not to be recoverable. Possible reserves are unproved reserves that are less likely to be recoverable than probable reserves. Estimates of probable and possible reserves which may potentially be recoverable through additional drilling or recovery techniques are by nature more uncertain than estimates of proved reserves and accordingly are subject to substantially greater risk of not actually being realized by the Company. In addition, The Company’s production forecasts and expectations for future periods are dependent upon many assumptions, including estimates of production decline rates from existing wells and the undertaking and outcome of future drilling activity, which may be affected by significant commodity price declines or drilling cost increases.

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120 Genesis Boulevard • PO Box 26 • Bridgeport, West Virginia • Phone:  (304) 842-3597